EXHIBIT 15.1

September 12, 2008

The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the thirteen and twenty-six week periods ended May 3, 2008 and May 5, 2007 and August 2, 2008 and August 4, 2007, and have issued our reports dated June 10, 2008 and September 9, 2008, respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 3, 2008 and August 2, 2008, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California